Exhibit 99.1

R.R. Donnelley & Sons Company Completes Separation Plan

Continues as a Leading Global Provider of Integrated Multichannel Marketing and Business

Communications

CHICAGO, October 3, 2016 – R.R. Donnelley & Sons Company (“RR Donnelley” or “the Company”) (NYSE: RRD) today announced the completion of its previously announced tax-free spin-offs of its publishing and retail-centric print services and office products business, LSC Communications, Inc. (“LSC”) (NYSE: LKSD), and its financial communications and data service business, Donnelley Financial Solutions, Inc. (“Donnelley Financial”) (NYSE: DFIN). RR Donnelley will continue to be listed on the New York Stock Exchange under the ticker symbol “RRD,” as announced on August 9, 2016.

“The completion of these spin-offs is a significant milestone for RR Donnelley,” said Thomas J. Quinlan III, formerly the President and CEO of RR Donnelley, who will now serve as LSC’s Chairman and Chief Executive Officer. “With this transaction, we have created three focused companies, which we believe are positioned to pursue their own growth strategies with tailored capital structures to better finance each business’s strategic plan.”

Daniel Knotts, RR Donnelley’s new Chief Executive Officer, said, “As a leading global provider of multichannel marketing and business communications solutions, RR Donnelley helps companies of all sizes effectively create, manage and execute their multichannel communication strategies. RR Donnelley has a rich history of innovation, service and integrity, and with our talented workforce and extensive capabilities, including content management, digital and print production, supply chain management, business process outsourcing and logistics services, we believe we are well positioned to provide innovative and cost-effective solutions that drive customer success.”

With the spin-offs complete, RR Donnelley is now an approximately $7 billion global multichannel marketing and business communications solutions provider with 42,000 employees across 28 countries. The Company will operate in three segments: Variable Print, Strategic Services and International. RR Donnelley will provide local service and responsiveness through strategically located operations, while leveraging the economic, geographic and technological advantages of a global organization. The Company will continue to serve its more than 52,000 customers in virtually every private and public sector by providing integrated and cost-effective solutions that span the full breadth of the communications life-cycle and enable customers to engage audiences, build brand awareness, reduce costs and drive revenues.

RR Donnelley has an experienced and proven management team, composed of executives with deep expertise in global business leadership, sales, operations, finance, customer service and technology. The team includes:

•	Daniel Knotts, Chief Executive Officer

•	Terry Peterson, Chief Financial Officer

•	Thomas Carroll, Chief Administrative Officer

•	John Pecaric, Chief Commercial Officer, President International

•	Deborah Steiner, EVP, General Counsel

•	Jeffrey Gorski, Controller and Chief Accounting Officer

•	Chuck Fattore, President, Logistics

•	Ken O’Brien, Chief Information Officer

•	Glynn Perry, EVP Domestic Operations

As previously announced, RR Donnelley received cash distributions from each of LSC and Donnelley Financial in connection with the spin-offs that are being used to reduce RR Donnelley’s debt. The Company retained 19.25% ownership of LSC and Donnelley Financial to enable further deleveraging.

In connection with the closing of the spin-off transactions and as announced on September 14, 2016, RR Donnelley distributed 80.75% of Donnelley Financial and LSC, respectively. Each RR Donnelley shareholder of record as of the close of business on September 23, 2016, the record date for the distribution, received on the distribution date one share of LSC common stock and one share of Donnelley Financial common stock for every eight shares of RR Donnelley common stock held as of the record date. No fractional shares will be issued in the distribution. RR Donnelley shareholders will receive cash in lieu of fractional shares.

The 1 for 3 reverse stock split for RR Donnelley, which was previously approved by RR Donnelley’s Board of Directors and shareholders, became effective immediately following the distributions on October 1, 2016. No fractional shares of RR Donnelley common stock will be issued to RR Donnelley shareholders in connection with the reverse stock split. RR Donnelley shareholders will receive cash in lieu of fractional shares.

No action is required by RR Donnelley shareholders to receive their LSC or Donnelley Financial common shares. RR Donnelley shareholders who hold RR Donnelley common shares as of the record date will receive a book-entry account statement reflecting their ownership of LSC and Donnelley Financial common shares or their brokerage account will be credited for the shares.

With the transaction complete, RR Donnelley expects to pay a regular dividend in line with industry practices after considering the dividend levels of its peer group and overall conditions within the equity markets. The payment of future dividends will depend on many factors, including the Company’s financial condition, legal requirements and other factors that the Board of Directors deems relevant, including a maximum annual payment of $60 million in accordance with the terms of its credit agreement. The timing, declaration, amount and payment of any future dividends by Donnelley Financial or LSC to its shareholders will fall within the discretion of each company’s Board of Directors.

Centerview Partners LLC and BofA Merrill Lynch are serving as financial advisors to RR Donnelley. Sullivan & Cromwell LLP is serving as legal advisor.

About RR Donnelley

RR Donnelley is a leading global provider of integrated multichannel marketing and business communications solutions. With more than 52,000 customers and 42,000 employees across 28 countries, RR Donnelley offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to effectively create, manage, deliver and optimize their multichannel communications strategies. RR Donnelley’s innovative technologies enhance digital and print communications to deliver integrated messages across multiple media to highly targeted audiences at optimal times for clients in virtually every private and public sector.

For more information, and for RR Donnelley’s Global Social Responsibility Report, visit the Company’s website at www.rrdonnelley.com.

Use of Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC. RR Donnelley disclaims any obligation to update or revise any forward-looking statements.

Investor Contact:

Brian Feeney, Senior Vice President, Finance

Tel: 630-322-6908

E-mail: Brian.Feeney@rrd.com